Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, Nos. 333-33176 and 333-126215) pertaining to the Packaging Corporation of America Thrift Plan for Hourly Employees, Packaging Corporation of America Retirement Savings Plan for Salaried Employees and Packaging Corporation of America 1999 Long-Term Equity Incentive Plan of our report dated February 18, 2005, with respect to the balance sheets of Southern Timber Venture, LLC as of December 31, 2004 and 2003, and the related statements of operations, members’ equity, and cash flows for the years then ended, which report appears in this Annual Report (Form 10-K) for the year ended December 31, 2006.

Grantham, Poole, Randall, Reitano, Arrington & Cunningham, PLLC

Jackson, Mississippi

February 28, 2007